Exhibit 99.1

KEURIG DR PEPPER ANNOUNCES CEO SUCCESSION PLAN

CFO Ozan Dokmecioglu to become CEO later this year

CEO Bob Gamgort to remain Executive Chairman for two years to support the transition

BURLINGTON, Mass. and FRISCO, Texas, April 5, 2022 – Keurig Dr Pepper Inc. (NASDAQ: KDP) today announced a CEO transition plan that leverages the successful partnership between Chairman & CEO Bob Gamgort and CFO Ozan Dokmecioglu to ensure continuity of the Company’s leadership and strategic direction, while strengthening KDP’s focus on deploying its exceptional discretionary free cash flow to create shareholder value.

The KDP Board of Directors has appointed Ozan Dokmecioglu, currently Chief Financial Officer & President of International, as the Company’s next Chief Executive Officer, effective July 29, 2022. Dokmecioglu will join the Company’s Board of Directors at that time. Bob Gamgort, currently Chairman and CEO, has committed to serve as Executive Chairman of KDP for two years.

The announcement follows the successful completion of KDP’s three-year merger integration period, including building the strength of the management team, and provides clarity on succession with a thoughtful transition plan. It also reflects the unique opportunity ahead for KDP to drive significant value creation through strategic capital allocation, following the completion in 2021 of the Company’s deleveraging phase, and a heightened focus on continued operational excellence in a challenging and unpredictable macroeconomic environment.

Gamgort and Dokmecioglu will work in close partnership, as they have since the take-private transaction of Keurig Green Mountain in 2016 and subsequent merger with the Dr Pepper Snapple Group, collaborating on driving the strategic direction of the Company and maximizing the value creation potential of KDP. As CEO, Dokmecioglu will lead the execution of the Company’s strategy and ensure continued operational excellence, both of which have enabled KDP to meet or exceed its public commitments, while Gamgort, as Executive Chairman, will lead the Board of Directors and oversee the deployment of KDP’s significant discretionary cash flow. KDP’s talented and experienced senior team will continue in their current roles, with the process for recruiting a CFO to succeed Dokmecioglu already underway.

Commenting on the announcement, Gamgort stated, “I am excited to partner with Ozan, our leadership team and the KDP Board of Directors to drive continued growth and value creation. As we move into the next chapter for our modern beverage company, we’re establishing a leadership team that can guide the success of KDP well into the future.”

As part of the transition, Gamgort and KDP have entered into an agreement for his role as Executive Chairman, in which Gamgort has committed to remaining a significant investor in KDP, maintaining at least half of his KDP shareholdings during his tenure as Executive Chairman.

“I am honored to assume the role of KDP CEO at this important time for our Company and look to the future excited by the enormous potential that lies ahead,” stated Dokmecioglu. “I am grateful for the ongoing partnership with Bob and the support of our Board of Directors and leadership team, as we continue to work together to drive outsized value creation,” he added.

KDP Lead Independent Director Paul Michaels stated, “We are pleased to appoint Ozan as our next CEO after a thorough succession planning process, including the consideration of internal and external candidates. Ozan is an exceptionally strong leader with the skills, experience, values and perspective to lead KDP into the future. We are also fortunate to have Bob in a position to continue working closely with Ozan and the leadership team over the next few years.”

About Keurig Dr Pepper

Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue approaching $13 billion and approximately 27,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes the owned brands of Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott’s®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability. For more information, visit www.keurigdrpepper.com.

FORWARD LOOKING STATEMENTS

Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “outlook,” “guidance,” “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and similar words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These statements are based on the current expectations of our management, are not predictions of actual performance, and actual results may differ materially.

Forward-looking statements are subject to a number of risks and uncertainties, including the factors disclosed in our Annual Report on Form 10-K and subsequent filings with the SEC. We are under no obligation to update, modify or withdraw any forward-looking statements, except as required by applicable law.

Investor Contact:

Steve Alexander

Keurig Dr Pepper

T: 972-673-6769 / steve.alexander@kdrp.com

Media Contact:

Katie Gilroy

T: 781-418-3345 / katie.gilroy@kdrp.com

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